                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    CURRENT REPORT FOR ISSUERS SUBJECT TO THE
                           1934 REPORTING REQUIREMENTS


                                   FORM 8-K/A


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 8, 2001
                                                -------------------------------

                           KING PHARMACEUTICALS, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Tennessee                      0--24425              54-1684963
-------------------------------------------------------------------------------
(State or other jurisdiction            (Commission         (I.R.S. Employer
      of incorporation)                 File Number)        Identification No.)


 501 Fifth Street, Bristol, Tennessee                             37620
-------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code    (423) 989-8000
                                                  -----------------------------

                                 Not Applicable
-------------------------------------------------------------------------------
(Former name, former address and former fiscal year, if changed since last report)

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On August 8, 2001, King Pharmaceuticals, Inc., a Tennessee corporation ("King") acquired three branded pharmaceutical products and obtained a license to a fourth product from Bristol-Myers Squibb Company, a Delaware corporation ("Bristol-Myers Squibb"). This acquisition was pursuant to an Asset Purchase Agreement dated as of August 8, 2001 between King and Bristol-Myers Squibb.

     The products acquired include Bristol-Myers Squibb's rights in the United States to Corzide(R), Delestrogen(R), and Florinef(R). King also acquired a fully paid license to and the trademark for Corgard(R) in the United States. Total consideration paid by King for the four branded pharmaceutical products equals $285 million. The acquisition was financed with a combination of borrowings under our senior secured credit facility and cash on hand. The acquisitions were made pursuant to two separate Asset Purchase Agreements dated August 8, 2001 (collectively, the "Agreements").

     This transaction was prospectively reported on a Current Report on Form 8-K filed August 9, 2001 and subsequently amended on August 24, 2001. This Amendment is being filed to provide the financial information required by Item 7(a) and
Item 7(b) of Form 8-K within the timeframe specified by Item 7 of Form 8-K following the closing of the acquisition on August 8, 2001.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements of Business Acquired

     Report of Independent Public Accountants                               F-1

     Statements of Net Sales and Product Contribution for the Year ended
              December 31, 2000 and the Six Months Ended June 30, 2001
              and 2000 (Unaudited)                                          F-2

     Notes to Statements of Net Sales and Product Contribution              F-3


(b)  Unaudited Proforma Consolidated Financial Information

     Unaudited Proforma Consolidated Financial Statements                   F-5

     King Pharmaceuticals, Inc. Unaudited Pro Forma Consolidated
              Balance Sheet as of June 30, 2001                             F-6

     Notes to Unaudited Pro Forma Consolidated Balance Sheet                F-7

     King Pharmaceuticals, Inc. Unaudited Pro Forma Consolidated
              Statement of Operations for the Year Ended
              December 31, 2000                                             F-8

     King Pharmaceuticals, Inc. Unaudited Pro Forma Consolidated
              Statement of Operations for the Six Months
              Ended June 30, 2001                                           F-9

     Notes to Unaudited Pro Forma Consolidated Statements
              Of Operations                                                 F-10

(a) Financial Statements of Business Acquired

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and shareholders of King Pharmaceuticals, Inc.:

We have audited the accompanying historical statements of net sales and product contribution for the six month period ended June 30, 2001 and for the year ended December 31, 2000 of the Corgard, Corzide, Delestrogen and Florinef products (the "Products") of Bristol-Myers Squibb Company. These historical statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these historical statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of net sales and product contribution are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these historical statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statements. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, the accompanying historical statements of net sales and product contribution attributable to the Products are not intended to be a complete presentation of the Products' financial position or results of operations.

In our opinion, the historical statements referred to above present fairly, in all material respects, the net sales and product contribution of the Products for the six month period ended June 30, 2001 and for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



PricewaterhouseCoopers LLP

New York, New York
October 5, 2001

CORGARD, CORZIDE, DELESTROGEN AND FLORINEF
(PRODUCTS OF BRISTOL-MYERS SQUIBB COMPANY)
STATEMENTS OF NET SALES AND PRODUCT CONTRIBUTION
(IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                  SIX-MONTHS
                                                 SIX-MONTHS          ENDED
                                DECEMBER 31,        ENDED        JUNE 30, 2000
                                    2000        JUNE 30, 2001     (UNAUDITED)
Net sales                        $  69,188        $  10,970        $  34,739
Cost of goods sold                   2,633              561            1,161
Distribution                           198               42               99
Sales force                          1,742              364            1,535
Advertising and promotion            1,354              110              795
                                 ---------        ---------        ---------
Product contribution             $  63,261        $   9,893        $  31,149
                                 =========        =========        =========


        The accompanying notes are an integral part of these statements.

CORGARD, CORZIDE, DELESTROGEN AND FLORINEF
(PRODUCTS OF BRISTOL-MYERS SQUIBB COMPANY)
NOTES TO THE STATEMENTS OF NET SALES AND PRODUCT CONTRIBUTION
(IN THOUSANDS)
--------------------------------------------------------------------------------


1.       DESCRIPTION OF BUSINESS

         Corzide(R) (nadolol, bendroflumethiazide), Delestrogen(R) (estradiol valerate injection, USP), Florinef(R) (fludrocortisone acetate, USP) and Corgard(R) (nadolol, USP) (the "Products") are manufactured and marketed by Bristol-Myers Squibb Company ("BMS"). Corzide(R), a combination beta blocker and thiazide diuretic, is indicated for the management of hypertension. Corgard(R), a beta blocker, is indicated also for the management of hypertension, as well as long term management of patients with angina pectoris. Delestrogen(R) is an injectable estrogen replacement therapy. Florinef(R) is a partial replacement therapy for primary and secondary adrenocortical insufficiency in Addison's disease and for the treatment of salt-losing adrenogenital syndrome. The Products are sold primarily through distributors in the United States of America.

         Effective August 8, 2001 BMS sold the three branded pharmaceutical products Corzide(R), Delestrogen(R) and Florinef(R) and the license to market Corgard(R) in the United States to King Pharmaceuticals, Inc. ("King"). Total consideration paid by King for the Products was $285 million.

2.       BASIS OF PRESENTATION

         The accompanying historical statements present the combined net sales and product contribution of the Products. These historical statements include all the adjustments necessary for a fair presentation of the net sales and product contribution of the Products. These historical statements have been prepared in accordance with BMS accounting principles, which in all material respects are in accordance with accounting principles generally accepted in the United States of America.

         The preparation of these historical financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Actual results could differ from these estimates.

         These historical statements set forth the net sales and operational expenses attributable to the Products and do not purport to represent all the costs, expenses and resultant operating earnings or financial position associated with a stand alone, separate company. The statements of net sales and product contribution include amounts attributable to the manufacture, distribution, marketing and promotion of the Products. Net sales include gross sales less product specific sales returns, cash discounts, government rebates, and certain other customer discounts. Distribution costs were allocated to the Products based upon revenues for all periods presented.

         Sales are recorded when risks and rewards of ownership are transferred.

         On May 15, 2000, BMS entered into a co-promotion agreement with another party to promote Corzide. In accordance with the agreement, BMS made periodic payments based upon specified sales targets. BMS incurred related expenses of $240, $364 and $23 for the year ended December 31, 2000, the six-months ended June 30, 2001 and the six-months ended June 30, 2000, respectively, which are included in Sales force on the Statements of Net Sales and Product Contribution. BMS terminated the agreement effective July 27, 2001.

CORGARD, CORZIDE, DELESTROGEN AND FLORINEF
(PRODUCTS OF BRISTOL-MYERS SQUIBB COMPANY)
NOTES TO THE STATEMENTS OF NET SALES AND PRODUCT CONTRIBUTION
(IN THOUSANDS)
--------------------------------------------------------------------------------


3.       NET SALES


                                                                   SIX-MONTHS
                                                  SIX-MONTHS         ENDED
                                                    ENDED        JUNE 30, 2000
                                    2000        JUNE 30, 2001     (UNAUDITED)
Gross sales                      $  78,625        $  12,968        $  39,594
Returns                              3,022              861            1,551
Cash discounts                       1,463              253              747
Government rebates                   2,366              403            1,169
Contract discounts                   1,533               30              767
Vendor chargebacks                   1,053              451              621
                                 ---------        ---------        ---------
         NET SALES               $  69,188        $  10,970        $  34,739
                                 =========        =========        =========

         There were three customers in 2000 and four customers for the six months ended June 30, 2001 individually accounting for more than 10% of the Products' net sales in each of the periods. In the aggregate these customers accounted for approximately 70% to 75% of total net sales in each of the periods.

4.       RELATED PARTY TRANSACTIONS

         BMS performs certain corporate functions for the Products including, but not limited to, corporate management, certain legal services, administration of insurance, treasury, payroll administration, corporate income tax administration, employee compensation and benefit management and administration, travel and meeting planning services, corporate aviation, real estate services, stock option plans, and internal audit. The costs of these corporate BMS services are not included in product contribution, as BMS does not allocate such costs to the Products.

(b) Unaudited Pro Forma Financial Information

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Financial Statements have been prepared to give effect to the recent acquisition of the Corzide(R), Delestrogen(R), and Florinef(R) product lines as well as the fully paid license to and trademark for the Corgard(R) product from Bristol-Myers Squibb (the "BMS Acquisition") on August 8, 2001. The Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2001, gives effect to the BMS Acquisition as if it had occurred on June 30, 2001. The Unaudited Pro Forma Consolidated Statements of Operations for the six months ended June 30, 2001 and for the year ended December 31, 2000 give effect to the BMS Acquisition as if it had occurred on January 1, 2000.

The pro forma adjustments are based upon available information and certain assumptions that King believes are reasonable under the circumstances. Pro forma adjustments are applied to the historical financial statements of King and the BMS Acquisition. The BMS Acquisition was accounted for under the purchase method of accounting. King's allocation of purchase price was based upon the estimated fair value of assets acquired and liabilities assumed in accordance with Statements of Financial Accounting Standards ("SFAS") No. 141 and 142. The purchase price allocation among the various products acquired, the determination as to whether the useful life is indefinite or finite and the assignment of lives to the intangibles designated as having finite lives under SFAS No. 142 are preliminary and subject to further evaluation and interpretation.

The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with King's historical Consolidated Financial Statements and related Notes, Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Annual Report on Form 10-K/A for the year ended December 31, 2000 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. The Unaudited Pro Forma Consolidated Financial Statements and related notes are provided for information purposes only and do not purport to be indicative of the results which would have actually been obtained had the BMS Acquisition been completed on the date indicated or which may be expected to occur in the future.

                           KING PHARMACEUTICALS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 2001
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                       THE COMPANY
                                                          AS OF           PRO FORMA
                                                      JUNE 30, 2001      ADJUSTMENTS          PRO FORMA
                                                      -------------      -----------         -----------
ASSETS

Current assets:
Cash and cash equivalents                             $   254,129         $(211,500)(1)      $    42,629
Trade accounts receivable, net                            106,044                 -              106,044
Inventory                                                  86,916                 -               86,916
Deferred income taxes                                      16,862                 -               16,862
Prepaid expenses and other current assets                   5,836                 -                5,836
                                                      -----------         ---------          -----------
    Total current assets                                  469,787          (211,500)             258,287
Property and equipment, net                               135,722                 -              135,722
Intangible assets, net                                    771,347           286,500 (2)        1,057,847
Other assets                                               45,918                 -               45,918
                                                      -----------         ---------          -----------
    Total assets                                      $ 1,422,774         $  75,000          $ 1,497,774
                                                      ===========         =========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                      $    20,671         $       -          $    20,671
Accrued expenses                                          101,705                 -              101,705
Income taxes payable                                        4,486                 -                4,486
Current portion of long-term debt                           1,519                 -                1,519
                                                      -----------         ---------          -----------
    Total current liabilities                             128,381                 -              128,381

Long-term debt                                             98,744            75,000 (3)          173,744
Deferred income taxes                                      17,074                 -               17,074
Other liabilities                                          69,357                 -               69,357
                                                      -----------         ---------          -----------
    Total liabilities                                     313,556            75,000              388,556

Shareholders' equity                                    1,109,218                 -            1,109,218
                                                      -----------         ---------          -----------
    Total liabilities and shareholders' equity        $ 1,422,774         $  75,000          $ 1,497,774
                                                      ===========         =========          ===========




          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1) Reflects the use of available cash to finance a portion of the BMS Acquisition.

(2) Reflects the acquisition of the Corzide(R), Delestrogen(R), and Florinef(R) product lines as well as the fully paid license to and trademark for the Corgard(R) product from Bristol-Myers Squibb for a purchase price of $285.0 million plus acquisition costs of $1.5 million.

(3) Reflects a borrowing of $75.0 million under the Revolving Credit Facility to finance the acquisition.

                           KING PHARMACEUTICALS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                            KING
                                                           FOR THE
                                                          YEAR ENDED                            PRO FORMA
                                                      DECEMBER 31, 2000     BMS ACQUISITION    ADJUSTMENTS      PRO FORMA
                                                      -----------------     ---------------    -----------     -----------
INCOME STATEMENT DATA:

Total revenues                                            $   620,243            $ 69,188       $      --       $   689,431
                                                          -----------            --------       ---------       -----------

Cost of revenues, including royalty expense                   142,549               2,633           2,210 (1)       147,392
Nonrecurring charge-cost of revenues-inventory write-off       28,722                                                28,722
Selling, general and administrative                           132,868               3,294                           136,162
Depreciation and amortization                                  41,942                               4,356 (2)        46,298
Research and development expense                               18,684                                                18,684
Nonrecurring charge-research and development                    6,107                                                 6,107
Merger, restructuring, and other nonrecurring charges          64,643                                                64,643
                                                          -----------            --------       ---------       -----------
         Total operating costs and expenses                   435,515               5,927           6,566           448,008
                                                          -----------            --------       ---------       -----------

Operating income                                              184,728              63,261          (6,566)          241,423

Net interest income/(expense)                                 (25,099)                            (11,551)(3)       (36,650)
Other income, net                                               3,333                                                 3,333
                                                          -----------            --------       ---------       -----------
    Income before income taxes and extraordinary item(s)      162,962              63,261         (18,117)          208,106
Income tax expense                                            (76,332)                 --         (16,929)(4)       (93,261)
                                                          -----------            --------       ---------       -----------
Income before extraordinary item(s)                       $    86,630            $ 63,261       $ (35,046)      $   114,845
                                                          ===========            ========       =========       ===========

Basic income per common share                             $      0.40                                           $      0.53
                                                          ===========                                           ===========

Diluted income per common share                           $      0.39                                           $      0.52
                                                          ===========                                           ===========

Shares used in basic net income per share                 217,766,201                                           217,766,201
Shares used in diluted net income per share               222,356,590                                           222,356,590




     See Notes to Unaudited Pro Forma Consolidated Statement of Operations

                           KING PHARMACEUTICALS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                    KING
                                                   FOR THE
                                               SIX MONTHS ENDED                    PRO FORMA
                                                 JUNE 30, 2001   BMS ACQUISITION  ADJUSTMENTS    PRO FORMA
                                               ----------------  ---------------  -----------   -----------
INCOME STATEMENT DATA:

Total revenues                                    $   387,826        $ 10,970      $     --     $   398,796
                                                  -----------        --------      --------     -----------

Cost of revenues, including royalty expense            81,760             561           207 (1)      82,528
Selling, general and administrative                    62,390             516                        62,906
Co-promotion fees                                      37,849                                        37,849
Co-promotion marketing expense                         10,459                                        10,459
Depreciation and amortization                          22,796                         2,179 (2)      24,975
Research and development expense                       10,515                                        10,515
Research and development-Special license rights         3,000                                         3,000
                                                  -----------        --------      --------     -----------
                 Total operating costs and expenses   228,769           1,077         2,386         232,232
                                                  -----------        --------      --------     -----------

Operating income                                      159,057           9,893        (2,386)        166,564

Net Interest income/(expense)                             (12)                       (5,804)(3)      (5,816)
Other income, net                                       2,944                                         2,944
                                                  -----------        --------      --------     -----------
         Income before income taxes and
           extraordinary item(s)                      161,989           9,893        (8,190)        163,692
Income tax expense                                    (60,422)             --          (635)(4)     (61,057)
                                                  -----------        --------      --------     -----------
Income before extraordinary item(s)               $   101,567        $  9,893      $ (8,825)    $   102,635
                                                  ===========        ========      ========     ===========

Basic income per common share                     $      0.44                                   $      0.45
                                                  ===========                                   ===========

Diluted income per common share                   $      0.44                                   $      0.44
                                                  ===========                                   ===========

Shares used in basic net income per share         228,387,241                                   228,387,241
Shares used in diluted net income per share       230,876,480                                   230,876,480




     See Notes to Unaudited Pro Forma Consolidated Statement of Operations

                           KING PHARMACEUTICALS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

(1) Assumes a gross margin of 93% to reflect increases in costs pursuant to contractually determined manufacturing prices.

(2) Includes amortization of the value of the Corgard(R) product of $42.2 million, including $0.2 million of acquisition costs, over a period of 20 years. Includes amortization of the value of the Corzide(R) product of $67.4 million including $0.4 million of acquisition costs, over a period of 30 years. Assumes the Delestrogen(R), and Florinef(R) product lines have an indefinite life and therefore are not amortized.

(3) Assumes a reduction of interest income at a rate of 4.0% due to the use of cash. Assumes the additional interest costs on additional indebtedness based on the actual interest rate of 6.04% for the actual period of borrowing. A one-eighth percentage point change in interest rates would result in additional expense of $9.

(4) Assumes a tax rate of 37.5% for 2000 and 37.3% for the six months ended June 30, 2001 applied to the incremental pro forma income before taxes.

         (c)      Exhibits.

Exhibit Number                          Exhibit
--------------                          -------
23.1                                    Consent of PricewaterhouseCoopers LLP



                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                      KING PHARMACEUTICALS, INC.


Date: October 19, 2001

                                      By: /s/ John M. Gregory
                                         ---------------------------------------
                                         Chairman of the Board and
                                         Chief Executive Officer